Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228830 and 333-228828 on Form S-8 and Registration Statement No. 333-223669 On Form S-3 of our report dated March 18, 2019, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) relating to the financial statements of Innovate Biopharmaceuticals, Inc., as of and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
March 18, 2019